PRESS RELEASE

Date:	February 8, 2008

From:	MutualFirst Financial, Inc.

For Publication:	Immediately

Contact:	Tim McArdle, Senior Vice President and Treasurer of
MutualFirst Financial, Inc. (765) 747-2818

MutualFirst Announces Fourth Quarter 2007 Earnings

Muncie, Indiana - MutualFirst Financial, Inc. (NASDAQ: MFSF), the holding company of Mutual Federal Savings Bank (the “Bank”), announced today that net income for the fourth quarter ended December 31, 2007 was $893,000, or $.22 for basic and diluted earnings per share an increase when compared to the fourth quarter 2006. Net income for the comparable period in 2006 was $703,000, or $.17 for basic and diluted earnings per share. Annualized return on assets was .37% and return on average tangible equity was 4.96% for the fourth quarter of 2007 compared to .29% and 3.88%, respectively, for the same period last year.

Net income for the year ended December 31, 2007 was $4.2 million, or $1.03 for basic and $1.02 for diluted earnings per share. This compared to net income for the comparable period in 2006 of $4.8 million, or $1.13 for basic and $1.11 for diluted earnings per share. Annualized return on average assets was .44% and return on average tangible equity was 5.86% for 2007 compared to .49% and 6.43% respectively, for 2006.

Assets totaled $962.5 million at December 31, 2007, an increase from December 31, 2006 of $1.7 million, or 0.2%. Loans, excluding loans held for sale, decreased $3.2 million or 0.4%. Consumer loans increased $2.5 million, or 1.1%, and residential mortgage loans held in the portfolio increased $2.1 million, or 0.5%, while commercial loans decreased $3.7 million, or 2.5%. Mortgage loans held for sale increased $315,000 and mortgage loans sold during 2007 totaled $24.1 million. The decreased loan balances are due primarily to slower than projected production for the year ended 2007. Investment securities available for sale increased $2.5 million, or 6.1%, compared to December 31, 2006. The increase was due primarily to the purchase of $7.8 million of investments throughout the year.

Allowance for loan losses increased $197,000 to $8.4 million at December 31, 2007 when compared to December 31, 2006. Net charge offs for 2007 were $2.0 million, or .25% of average loans on an annualized basis, compared to $2.0 million, or .24% of average loans for the comparable period in 2006. As of December 31, 2007 the allowance for loan losses as a percentage of loans receivable and non-performing loans was 1.03% and 79.72%, respectively, compared to 1.00% and 143.59%, respectively, at December 31, 2006.

Total deposits were $666.4 million at December 31, 2007, a decrease from $703.4 at December 31, 2006. This decrease was due primarily to decreases in wholesale deposits of $20.5 million, decreases in retail certificates of $15.9 million and decreases in money market and savings deposits of $10.5. These decreases were partially offset by increases in core demand deposits of $9.9 million. Total borrowings increased $37.8 million to $196.6 million at December 31, 2007 from $158.9 million at December 31, 2006. The increase in borrowings was primarily due to better market rates on borrowings than on wholesale and retail certificate of deposits in the fourth quarter 2007.

Stockholders’ equity decreased $250,000, or 0.3%, from $87.3 million at December 31, 2006, to $87.0 million at December 31, 2007. The decrease was due primarily to the repurchase of 155,000 shares of common stock for $2.8 million and dividend payments of $2.4 million. The decrease was partially offset by net income of $4.2 million, Employee Stock Ownership Plan (ESOP) and RRP shares earned of $604,000 and exercised stock options of $209,000. Also, the market value of securities available for sale compared to their book value decreased $60,000 from a loss of $355,000 at December 31, 2006 to a loss of $417,000 at December 31, 2007.

Net interest income before the provision for loan losses increased $85,000 from $6.1 million for the three months ended December 31, 2006 to $6.2 million for the three months ended December 31, 2007. The reasons for the increase were a 9 basis point increase in the net interest margin from 2.75% for the fourth quarter 2006 to 2.84% for the fourth quarter 2007, primarily offset by a $15.5 million, or 1.8%, decrease in average interest earning assets. The reduction in average interest earning assets was due primarily to a restructuring of the balance sheet in the fourth quarter of 2006 and decreased loan balances during 2007. On a linked quarter basis, net interest margin increased 15 basis points from 2.69% in the third quarter 2007 to 2.84% in the fourth quarter 2007.

Net interest income before the provision for loan losses decreased $2.1 million for the year ended December 31, 2007 compared to the year ended December 31, 2006. The reasons for the decrease were a decrease in average interest earning assets of $21.9 million, or 2.5% and a decrease in the net interest margin of 17 basis points from 2.96% for the year ended December 31, 2006 to 2.79% for the year ended December 31, 2007.

The provision for loan losses for the fourth quarter of 2007 was $843,000, compared to $625,000 for last year’s comparable period. Non-performing loans to total loans at December 31, 2007 were 1.29% compared to .70% at December 31, 2006. Non-performing assets to total assets were 1.35% at December 31, 2007 compared to .86% at December 31, 2006. On a linked quarter basis, non-performing loans to total loans increased slightly from 1.27% at September 30, 2007 compared to 1.29% at December 31, 2007 and non-performing assets to total assets decreased slightly from 1.37% at September 30, 2007 to 1.35% at December 31, 2007.

The provision for loan losses for the year ended December 31, 2007 increased $172,000 to $2.2 million compared to $2.1 million for the year ended December 31, 2006.

Non-interest income increased $526,000, or 33.8% to $2.1 million for the three months ended December 31, 2007 compared to the same period in 2006. This is due to a number of issues including increases in commission income of $47,000, or 24.1% and increases in service fees on transaction accounts of $153,000, or 13.9%. Gain on sale of loans increased $1.2 million compared to the fourth quarter of 2006 primarily due to a $963,000 loss in the fourth quarter of 2006 primarily related to a large loan sale to reposition the balance sheet. These increases were partially offset by decreases in income from cash surrender value of life insurance of $26,000 and decreases in other income of $948,000 due to income from a land exchange transaction and state tax refunds from previous years in the fourth quarter of 2006. On a linked quarter basis, non-interest income increased $76,000, or 3.8%, primarily due to increases in gains on sale of loans.

For the year ended December 31, 2007 non-interest income increased $1.1 million, or 17.0%, to $7.8 million compared to the year ended 2006. The increase was due primarily to increases in our service fees on transaction accounts of $461,000, or 10.5%, increases in commission income of $319,000, or 46.8%, and improved earnings on cash surrender value of life insurance of $155,000, or 14.4%. CEO Dave Heeter commented, “We believe these results reflect successful implementation of new products and services that allowed for greater core non-interest income in 2007.” An increase in gain on sale of loans of $1.1 million and a decrease in other income of $966,000 were due primarily to non-recurring events in the fourth quarter of 2006 as discussed above.

Non-interest expense increased $164,000, or 2.6% to $6.5 million for the three months ended December 31, 2007 compared to $6.4 million for the same period in 2006. Increases in current quarter non-interest expense compared to the same period in 2006 included increases in data processing expense of $7,000, increases in occupancy expense of $65,000, increases in salaries and employee benefits of $181,000, and increases in marketing expenses of $26,000. These increases were offset by decreases in professional fees of $34,000 and other expenses of $81,000.

Non-interest expense increased $137,000, or 0.6% to $25.2 million for the year ended December 31, 2007 compared to $25.0 million for the year ended 2006 primarily due to a new branch opening in February of 2008. The increase was due primarily to increases in salaries and benefits of $142,000, increases in occupancy and equipment of $163,000, and data processing expense of $160,000 due primarily to technological upgrades. These increases were partially offset by a decrease in professional fees of $229,000, a decrease in marketing expense of $79,000, and a decrease in other expenses of $20,000.

Income tax expense increased $39,000 for the three months ended December 31, 2007 compared to the same period in 2006 due primarily to more taxable income. The effective tax rate also increased from (6.5%) to (0.4)%. The effective tax rate increased due to a lower percentage of non-taxable income to total income before income tax. The effective tax rate continued to be negative due to higher percentage of low income housing tax credits to taxable income.

For the year ended December 31, 2007, income tax expense decreased $732,000 compared to the year ended 2006. The decrease was due primarily to decreased taxable income. The effective tax rate also decreased from 17.8% to 6.5% due to a higher percentage of non-taxable income to total income before income tax and an increased percentage of low income housing tax credits to taxable income when comparing the year ended 2007 to the year ended 2006, respectively.

MutualFirst Financial, Inc. and Mutual Federal Savings Bank are headquartered in Muncie, Indiana with twenty-one full service offices in Delaware, Grant, Kosciusko, Randolph, and Wabash counties.

Statements contained in this release, which are not historical facts, are forward-looking statements, as that term is defined in the Private Securities Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ from those currently anticipated due to a number of factors, which include, but are not limited to changes in interest rates; the loss of deposits and loan demand to competitors; substantial changes in financial markets; changes in real estate values and the real estate market; or regulatory changes.

MUTUALFIRST FINANCIAL INC.

	31-Dec	31-Dec
Selected Financial Condition Data(Unaudited):	2007	2006
	(000)	(000)

Total Assets	$962,517	$960,842

Cash and cash equivalents	23,648	24,915

Loans held for sale	1,645	1,330

Loans receivable, net	802,436	805,625

Investment securities available for sale, at fair value	43,692	41,363

Total deposits	666,407	703,359

Total borrowings	196,638	158,852

Total stockholders' equity	87,014	87,264

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
Selected Operations Data (Unaudited):	2007	2007	2006	2007	2006
	(000)	(000)	(000)	(000)	(000)

Total interest income	$14,380	$14,128	$14,284	$56,374	$56,119
Total interest expense	8,195	8,277	8,184	32,227	29,890

Net interest income	6,185	5,851	6,100	24,147	26,229
Provision for loan losses	843	532	625	2,240	2,068
Net interest income after provision
for loan losses	5,342	5,319	5,475	21,907	24,161

Non-interest income
Fees and service charges	1,256	1,266	1,103	4,831	4,370
Equity in gains (losses) of limited partnerships	(24)	(23)	(166)	(100)	(181)
Commissions	242	317	195	1,001	682
Net gain (loss) on loan sales and servicing	195	90	(963)	472	(607)
Increase in cash surrender value of life insurance	278	298	304	1,230	1,075
Other income	133	56	1,081	337	1,303
Total non-interest income	2,080	2,004	1,554	7,771	6,642

Non-interest expense
Salaries and benefits	3,832	3,633	3,651	14,759	14,617
Occupancy and equipment	923	896	858	3,591	3,428
Data processing fees	245	259	238	1,058	898
Professional fees	232	176	266	764	993
Marketing	277	173	251	887	966
Other expenses	1,024	1,061	1,105	4,097	4,117
Total non-interest expense	6,533	6,198	6,369	25,156	25,019

Income before taxes	889	1,125	660	4,522	5,784
Income tax provision (benefit)	(4)	(36)	(43)	296	1,028
Net income	$893	$1,161	$703	$4,226	$4,756

Average Balances, Net Interest Income, Yield Earned and Rates Paid

		Three			Three
		mos ended			mos ended
		12/31/2007			12/31/2006
	Average	Interest	Average	Average	Interest	Average
	Outstanding	Earned/	Yield/	Outstanding	Earned/	Yield/
	Balance	Paid	Rate	Balance	Paid	Rate
				(000)	(000)
Interest-Earning Assets:
Interest -bearing deposits	$3,717	$37	3.98%	$2,208	$20	3.62%
Mortgage-backed securities:
Available-for-sale	8,316	112	5.39	10,372	125	4.82
Investment securities:
Available-for-sale	33,023	441	5.34	30,123	386	5.13
Loans receivable	815,964	13,667	6.70	833,714	13,645	6.55
Stock in FHLB of Indianapolis	9,943	113	4.55	10,092	108	4.28
Total interest-earning assets (3)	870,963	14,370	6.60	886,509	14,284	6.45
Non-interest earning assets, net of allowance
for loan losses and unrealized gain/loss	89,130			87,860
Total assets	$960,093			$974,369

Interest-Bearing Liabilities:
Demand and NOW accounts	$130,409	$689	2.11%	$119,611	623	2.08
Savings deposits	51,952	68	0.52	56,999	72	0.51
Money market accounts	22,569	138	2.45	27,886	162	2.32
Certificate accounts	441,622	5,190	4.70	467,795	5,387	4.61
Total deposits	646,552	6,085	3.76	672,291	6,244	3.72
Borrowings	164,089	2,110	5.14	153,848	1,940	5.04
Total interest-bearing accounts	810,641	8,195	4.04	826,139	8,184	3.96
Non-interest bearing deposit accounts	47,071			46,112
Other liabilities	15,173			14,737
Total liabilities	872,885			886,988
Stockholders' equity	87,208			87,381
Total liabilities and stockholders' equity	$960,093			$974,369

Net earning assets	$60,322			$60,370

Net interest income		$6,175			$6,100

Net interest rate spread			2.56%			2.49%

Net yield on average interest-earning assets			2.84%			2.75%

Average interest-earning assets to
average interest-bearing liabilities			107.44%			107.31%

	Three Months	Three Months	Three Months	Twelve Months	Twelve Months
	Ended	Ended	Ended	Ended	Ended
	31-Dec	30-Sep	31-Dec	31-Dec	31-Dec
Selected Financial Ratios and Other Financial Data Unaudited):	2007	2007	2006	2007	2006

Share and per share data:
Average common shares outstanding
Basic	4,063,357	4,102,302	4,131,938	4,103,940	4,196,059
Diluted	4,089,234	4,144,979	4,205,594	4,151,173	4,274,039
Per share:
Basic earnings	$0.22	$0.28	$0.17	$1.02	$1.13
Diluted earnings	$0.22	$0.28	$0.17	$1.03	$1.11
Dividends	$0.15	$0.15	$0.15	$0.60	$0.58

Dividend payout ratio	68.18%	53.57%	88.24%	58.25%	52.25%

Performance Ratios:
Return on average assets (ratio of net income to average total assets)(1)	0.37%	0.49%	0.29%	0.44%	0.49%
Return on average tangible equity (ratio of net income to average tangible equity)(1)	4.96%	6.45%	3.88%	5.86%	6.43%
Interest rate spread information:
Average during the period(1)	2.56%	2.39%	2.49%	2.50%	2.70%

Net interest margin(1)(2)	2.84%	2.69%	2.75%	2.79%	2.96%

Efficiency Ratio	79.04%	78.91%	83.21%	78.81%	76.11%

Ratio of average interest-earning
assets to average interest-bearing
liabilities	107.44%	107.85%	107.31%	107.92%	107.65%

Allowance for loan losses:
Balance beginning of period	$8,181	$8,277	$8,051	$8,156	$8,100
Charge offs:
One- to four- family	101	360	57	645	527
Multi-family	0	0	0	0	0
Commercial real estate	18	26	48	44	102
Construction or development	0	0	0	0	0
Consumer loans	672	332	476	1,731	1,288
Commercial business loans	0	36	0	303	387
Sub-total	791	754	581	2,723	2,304

Recoveries:
One- to four- family	64	9	3	121	81
Multi-family	0	0	0	0	0
Commercial real estate	0	0	0	0	0
Construction or development	0	0	0	0	0
Consumer loans	55	117	58	357	200
Commercial business loans	0	0	0	201	11
Sub-total	119	126	61	679	292

Net charge offs	672	628	520	2,044	2,012
Additions charged to operations	843	532	625	2,240	2,068
Balance end of period	$8,352	$8,181	$8,156	$8,352	$8,156

Net loan charge-offs to average loans (1)	0.33%	0.31%	0.25%	0.25%	0.24%

	December 31,	September 30,	December 31,
	2007	2007	2006

Total shares outstanding	4,226,638	4,299,138	4,366,636
Tangible book value per share	$16.99	$16.87	$16.57

Nonperforming assets (000's)
Loans: Non-accrual	$8,949	$8,603	$5,569
Accruing loans past due 90 days or more	1,421	1,695	0
Restructured loans	107	108	111
Total nonperforming loans	10,477	10,406	5,680
Real estate owned	1,364	1,599	1,273
Other repossessed assets	1,137	1,282	1,322
Total nonperforming assets	$12,978	$13,287	$8,275

Asset Quality Ratios:
Non-performing assets to total assets	1.35%	1.37%	0.86%
Non-performing loans to total loans	1.29%	1.27%	0.70%
Allowance for loan losses to non-performing loans	79.72%	78.62%	143.59%
Allowance for loan losses to loans receivable	1.03%	1.00%	1.00%

(1) Ratios for the three month period have been annualized.

(2) Net interest income divided by average interest earning assets.

(3) Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.